Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-168834, 333-135076, 333-116930, 333-90045, 333-77 943, 333-39396, 333-197325, 333-67692 on Form S-8 and 333-194187 on Form S-3 of our report dated July 30, 2015, relating to the combined financial statements of the Internet Sales Leads Business of CDK Global, Inc. (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph related to the inclusion of expense allocations for certain corporate functions historically provided by Automatic Data Processing, Inc. and CDK Global, Inc.) as of March 31, 2015 and 2014 and for the nine-month period ended March 31, 2015 and the years ended June 30, 2014 and 2013 appearing in this Current Report on Form 8-K/A of Autobytel Inc.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
August 6, 2015